Exhibit 99.1

Vaxart, Inc. Announces Management Change

Chief Executive Officer Andrei Floroiu Resigns

Chair Michael J. Finney, Ph.D. to Serve as Interim Chief Executive Officer

SOUTH SAN FRANCISCO, Calif., Jan. 16, 2024 (GLOBE NEWSWIRE) -- Vaxart, Inc. (Nasdaq: VXRT) today announced a change in management. Effective immediately Andrei Floroiu, President and Chief Executive Officer of Vaxart, has announced his resignation from his positions with Vaxart as President, Chief Executive Officer, and Director on Vaxart’s Board of Directors. Michael J. Finney, Ph.D., the Chair of Vaxart’s Board of Directors, has assumed the role of Interim Chief Executive Officer to lead the management team through this transition. Vaxart is conducting a CEO search for Mr. Floroiu’s successor.

Dr. Finney has served as a member of the Board of Directors since February 2018 and Chair of the Board of Directors since March 2023. He will continue on the Board of Directors while serving as Interim Chief Executive Officer.

Dr. Finney commented, “I would like to thank Andrei for his years of service to Vaxart. The Board of Directors wishes him well in his future endeavors. I look forward to leading Vaxart during this transition. We are conducting an executive search to recruit a permanent replacement for a Chief Executive Officer.”

“I am proud of how much we have accomplished and the team we have built during the past three years. I am confident Mike will continue to advance Vaxart's transformational oral vaccine platform,” Mr. Floroiu said.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against norovirus, coronavirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s expectations with respect to the management transition, including Vaxart’s search for a new Chief Executive Officer; Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:
Mark Herr
Vaxart, Inc.
mherr@vaxart.com
(203) 517-8957

Investor Relations:
Andrew Blazier
FINN Partners
IR@vaxart.com
(646) 871-8486